                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C.

                                    SCHEDULE 13G/A
                     (Under the Securities Exchange Act of 1934)
                                  (Amendment No. 1)*

                                 C*ATS Software Inc.
                    ----------------------------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
                    ----------------------------------------------
                            (Title of Class of Securities)

                                     124778 10 1
                    ----------------------------------------------
                                    (Cusip Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page (s) ]
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CUSIP No.     124778 10 1          Page   1   of   10   Pages
--------------------------------------------------------------------------------

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CUSIP No.     124778 10 1          Page   2   of   10   Pages
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1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Pickard Anderson & Eyre V, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP'S
          (a) (  )
          (b) (  )
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                                   5.   SOLE VOTING POWER
                                        669,015
                                   ---------------------------------------------
NUMBER OF                          6.   SHARED VOTING POWER
SHARES
BENEFICIALLY                            0
OWNED BY                           ---------------------------------------------
EACH                               7.   SOLE DISPOSITIVE POWER
REPORTING
PERSON                                       669,015
WITH                               ---------------------------------------------

                                   8.   SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     669,015
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.81%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN

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CUSIP NO.     124778 10 1          PAGE   3   OF  10   PAGES
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     STEVEN L. MERRILL
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP'S
          (a) (  )
          (b) (  )
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
--------------------------------------------------------------------------------
                                   5.   SOLE VOTING POWER
                                        0
                                   ---------------------------------------------
NUMBER OF                          6.   SHARED VOTING POWER
SHARES
BENEFICIALLY                            669,015
OWNED BY                           ---------------------------------------------
EACH                               7.   SOLE DISPOSITIVE POWER
REPORTING
PERSON                                       0
WITH                               ---------------------------------------------

                                   8.   SHARED DISPOSITIVE POWER

                                        669,015
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     669,015
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.81%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN

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CUSIP NO.     124778 10 1          PAGE   4   OF   10   PAGES
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     JAMES C. ANDERSON
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP'S
          (a) (  )
          (b) (  )
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
--------------------------------------------------------------------------------
                                   5.   SOLE VOTING POWER
                                        0
                                   ---------------------------------------------
NUMBER OF                          6.   SHARED VOTING POWER
SHARES
BENEFICIALLY                            669,015
OWNED BY                           ---------------------------------------------
EACH                               7.   SOLE DISPOSITIVE POWER
REPORTING
PERSON                                       0
WITH                               ---------------------------------------------

                                   8.   SHARED DISPOSITIVE POWER

                                        669,015
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     669,015
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.81%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO.     124778 10 1          PAGE   5   OF   10   PAGES
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ANDREW S. RACHLEFF
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP'S
          (a) (  )
          (b) (  )
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
--------------------------------------------------------------------------------
                                   5.   SOLE VOTING POWER
                                        0
                                   ---------------------------------------------
NUMBER OF                          6.   SHARED VOTING POWER
SHARES
BENEFICIALLY                            669,015
OWNED BY                           ---------------------------------------------
EACH                               7.   SOLE DISPOSITIVE POWER
REPORTING
PERSON                                  0
WITH                               ---------------------------------------------

                                   8.   SHARED DISPOSITIVE POWER

                                        669,015
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     669,015
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.81%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO.     124778 10 1          PAGE   6   OF   10   PAGES
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     BRUCE W. DUNLEVIE
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP'S
          (a) (  )
          (b) (  )
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
--------------------------------------------------------------------------------
                                   5.   SOLE VOTING POWER
                                        0
                                   ---------------------------------------------
NUMBER OF                          6.   SHARED VOTING POWER
SHARES
BENEFICIALLY                            669,015
OWNED BY                           ---------------------------------------------
EACH                               7.   SOLE DISPOSITIVE POWER
REPORTING
PERSON                                       0
WITH                               ---------------------------------------------

                                   8.   SHARED DISPOSITIVE POWER

                                        669,015
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     669,015
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.81%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO.     124778 10 1          PAGE   7   OF   10   PAGES
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SCHEDULE 13G

ITEM 1 (A):    NAME OF ISSUER:

          C*ATS SOFTWARE INC.

1 (B):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          1870 EMBARCADERO ROAD
          PALO ALTO, CA  94303

ITEM 2 (A):    NAME OF PERSON FILING:

          MERRILL PICKARD ANDERSON & EYRE V, L.P., A DELAWARE LIMITED PARTNERSHIP ("MPAE V")
          MPAE V MANAGEMENT CO., L.P., A DELAWARE LIMITED PARTNERSHIP
          ("MPAE V M")
          STEVEN L. MERRILL ("MERRILL")
          JAMES C. ANDERSON ("ANDERSON")
          ANDREW S. RACHLEFF ("RACHLEFF")
          BRUCE W. DUNLEVIE ("DUNLEVIE")

ITEM 2 (B):    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          MERRILL PICKARD ANDERSON & EYRE V, L.P.
          2480 SAND HILL ROAD
          SUITE 200
          MENLO PARK, CA  94025

ITEM 2 (C):    CITIZENSHIP:

          MPAE V:   DELAWARE
          MPAE V M: DELAWARE
          MERRILL:  UNITED STATES
          ANDERSON: UNITED STATES
          RACHLEFF: UNITED STATES
          DUNLEVIE: UNITED STATES

ITEM 2 (D):    TITLE OF CLASS OF SECURITIES:

          COMMON STOCK

ITEM 2 (E):    CUSIP NUMBER:

     124778 10 1

ITEM 3:   TYPE OF REPORTING PERSON:

          NOT APPLICABLE

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CUSIP NO.     124778 10 1          PAGE   8   OF   10   PAGES
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ITEM 4:        OWNERSHIP:

(a) AMOUNT BENEFICIALLY OWNED: DLB, IN ITS CAPACITY AS INVESTMENT ADVISER, MAY BE DEEMED THE BENEFICIAL OWNER OF 669,015 SHARES OF COMMON STOCK OF THE ISSUER WHICH ARE OWNED BY NUMEROUS INVESTMENT COUNSELING CLIENTS.

(b)  PERCENT OF CLASS:  9.81%

(c) FOR INFORMATION ON VOTING AND DISPOSITIVE POWER WITH RESPECT TO THE ABOVE LISTED SHARES, SEE ITEMS
     5 - 8 OF COVER PAGE.

ITEM 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  NOT APPLICABLE

ITEM 6:        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Under certain circumstances set forth in the limited partnership agreements of MPAE V and MPAE V M, the general partners and/or limited partners of each such partnership may be deemed to have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by each such partnership.

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not Applicable

ITEM 8:        IDENTIFICATION AND CLASSIFICAITON OF MEMBER OF THE GROUP:

          Not Applicable

ITEM 9:        NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

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CUSIP NO.     124778 10 1          PAGE   9   OF   10   PAGES
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ITEM 10:       CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or a s a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998                     Date:  February 12, 1998
MERRILL PICKARD ANDERSON & EYRE V, L.P.      MPAE V MANAGEMENT CO., L.P.

By its general partner
MPAE V MANAGMENT CO., L.P.
                                             By:  /s/ Steven L. Merrill
                                                --------------------------------
                                                  Steven L. Merrill
                                                  General Partner
By:  /s/ Steven L. Merrill
------------------------------------
     Steven L. Merrill
     General Partner

     /s/ Steven L. Merrill                        /s/ James C. Anderson
------------------------------------            --------------------------------
     Steven L. Merrill                            James C. Anderson

     /s/ Andrew S. Rachleff                       /s/ Bruce W. Dunlevie
------------------------------------            --------------------------------
     Andrew S. Rachleff                           Bruce W. Dunlevie

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CUSIP NO.     124778 10 1          PAGE   9   OF   10   PAGES
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                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date:     February 12, 1997

MERRILL PICKARD ANDERSON & EYRE V., L.P.     MPAE V MANAGMENT CO.,  L.P.

By its general partner
MPAE V MANAGEMENT CO., L.P.


                                             By:  /s/ Steven L. Merrill
                                                --------------------------------
                                                  Steven L. Merrill
                                                  General Partner
By:  /s/ Steven L. Merrill
-----------------------------------
     Steven L. Merrill
     General Partner

     /s/ Steven L. Merrill                        /s/ James C. Anderson
-----------------------------------             --------------------------------
     Steven L. Merrill                            James C. Anderson

     /s/ Andrew S. Rachleff                       /s/ Bruce W. Dunlevie
-----------------------------------             --------------------------------
     Andrew S. Rachleff                           Bruce W. Dunlevie